Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 17, 2022
Registration Statement Nos. 333-253034 and 333-253034-01

**PRICED** $1 Billion Verizon (VZMT) 2022-7 (Device Payment Plans)

Joint Lead Bookrunners: Barclays (str), Citi, Mizuho, RBC.
DE&I Co-Managers: CastleOak, Loop Capital, Ramirez & Co., Siebert Williams
Barclays is acting as the DE&I Coordinator

Anticipated Capital Structure:
CLS	AMT($MM)*	WAL	S/M	BENCH	SPREAD	YLD%	CPN%	Price
A-1-A	623.707	1.99	AAA/Aaa	I-Curv	+85	5.297%	5.23%	99.98220
A-1-B	267.303	1.99	AAA/Aaa	SOFR30A	+85	N/A	SOFR30A+0.85%	100.0000
B	68.120	1.99	AA/Aa1	I-Curv		retained
C	40.870	1.99	A/A1	I-Curv	+135	5.797%	5.72%	99.98469

-TRANSACTION DETAILS-
Size:	$1 billion
Registration:	Publicly offered / SEC registered
ERISA Eligible:	Yes
RR Compliance:	US-Yes; EU-No; UK-No
Pxg Speed:	11/24 ARD (soft-bullet)
Exp Ratings:	Moody's, S&P
Exp Pricing:	PRICED -- TOE (4:18 PM)
Exp Settlement:	11/23/22
First Pay Date:	12/20/22
BBRG Ticker:	VZMT 2022-7
Min Denoms:	$1k x $1k
B&D:	Barclays

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.